CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-2) and related Prospectus of SGI International for the registration of 9,488,657 shares of its common stock and to the incorporation by reference therein of our report dated March 20, 1998, except for Note 11, as to which the date is April 14, 1997, with respect to the consolidated financial statements of SGI International included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP


/s/ ERNST & YOUNG LLP
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San Diego, California
May 12, 1998